150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

China XD Plastics Company Limited

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series D Junior Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Paragraph (A) of Section 6 of the Certificate of Designation, Preferences and Rights of Series D Junior Preferred Stock of China XD Plastics Company Limited is hereby amended to read in full as set forth on the attachment hereto.

(see attached)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO
AMENDMENT TO CERTIFICATE OF DESIGNATION
OF CHINA XD PLASTICS COMPANY LIMITED

Paragraph (A) of Section 6 of the Certificate of Designation, Preferences and Rights of Series D Junior Preferred Stock of China XD Plastics Company Limited is hereby amended to read in full as follows:

(A) *Holder's Right to Convert.* At any time on or after January 1, 2012, but on or before January 1, 2022 (the "Maturity Date"), each holder of any shares of Series D Preferred Stock then outstanding may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series D Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the product of (x) the Series D Original Issue Price plus an amount equal to any declared and unpaid dividends on the shares of Series D Preferred Stock being converted prior to the Voluntary Conversion Date (as defined below), multiplied by (y) the number of shares of Series D Preferred Stock being converted *divided by* (ii) the Conversion Price (as defined below) then in effect as of the date of the delivery by such holder of its notice of election to convert.